Exhibit 4

EXCERPT OF MINUTES N° 301 OF THE MEETING OF THE BOARD OF DIRECTORS OF EDENOR S.A.

“MINUTES N° 301: MINUTES 301: In the City of Buenos Aires, on February 25th of the year 2009, at 12:00 p.m., Messrs Directors of EMPRESA DISPTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (Edenor S.A.) (hereinafter referred to as the “Company”), and the permanent members of the Supervisory Committee signing hereafter, meet at Azopardo. 1025, floor 15h. The meeting is presided over by Mr. Alejandro Macfarlane, who upon verifying that the quorum is present, declares the meeting in session and suggests to Directors to consider […] THIRD ITEM of the Agenda: 3) Consideration of the Annual Report, General Balance Sheet, Statements of Income, Statement of Changes in Shareholders’ Equity,  Statement of Cash Flow, Supplementary Documentation, Informative Report, Information required by section 68 of the Buenos Aires Stock Exchange Regulations,  Reports carried out by the Certified Accountant and the Supervisory Committee and allocation of income regarding the fiscal year ended December 31st, 2008. The Chairman invites Director Rogelio Pagano to describe, in detail, the main elements of the draft of the financial statements of the fiscal year ended December 31st 2008, in its version up to date. Informing that, with regard to the STATEMENT OF INCOME: (i) Income for Services In this item, net sales of penalties, sanctions and allowances, charges of due past payments, the income for the right of use of posts and the charges for connections and reconnections, are included. With respect to the previous year they increased by $18,300,000 mainly in the energy sales, although if, in the previous year, we estimate the net of the retroactive effect of the registration of the (Acta Acuerdo) Memorandum of Agreement  by $218,600,000 it results in an $ 236,900,000 increase, equivalent to a 13.4% increase. This is mainly owed to: - a 3.1% increase in demand in 2008 owed to a greater average demand and to a greater number of clients. – tariff increase as of 07/01/08 of 17.9% for certain customer categories and recognition of MMC which is compensated with the PUREE surplus, specially for 07/11 to 08/06 period not recognized in the abovementioned tariff schedule. The average sales price increases from $109,4 MWh to $119,5 MWh, that is to say a 9.23% increase. (ii) Energy Purchase: The same increased by 5%, from $889,900,000 to $934,700,000 being mainly a price-effect, as the purchased units result in a 2% higher than the year 2008. Loss went from 11.6% to 10.77%, decreasing the TAM about 1 point. The average unitary purchase price goes from $52 MWh to $54,4 MWh, that is to say a 5% increase, as it was previously mentioned.  (iii) Gross Margin: All the aforementioned information leads us to infer that although the margin decreases $26,500,000 at homogenizing the income with the aforementioned retroactive, the gross margin increased by $198,100,000, both, by sales increase, and, to a lesser extent, by a relatively lower decrease in energy purchases and losses. This is equivalent to a 22% increase. (iv) Operating Costs: The same increased by $99,800,000 equivalent to a 13% higher than the previous year, mainly owed to an increase in remunerations and employers’ contributions ($69,000,000), contractors ($25,700,000) and certain contracted services and materials. Transmission and distribution costs: the increase is $80,300,000 composed of remunerations and social benefits for $49,900,000, purchase of materials and outsourcing by $28,900,000. Administration costs: the increase is $14,000,000 composed of remunerations and social benefits by $10,000,000, outsourcing by $6,000,000 and a decrease in the tax on financial transactions by $4,000,000, as in 2007, the financial funds activity was higher as a result of the cancellation and issuance of Notes (ON). Marketing costs: the net increase is $5,400,000 composed mainly by remunerations and social benefits by $10,100,000, outsourcing by $5,300,000 although partially compensated by a lower charge of $10,000,000 on allowance for bad debts pursuant to resolution of Ministerio de Planificación approving addenda of the Master Agreement. (v) Net Operating Result: It was $302,900,000, including a 126,300,000 decrease, although if we exclude the aforementioned retroactive effect the improvement amounts to $92,300,000. (vi) Financial Results: Generated y assets: there is a positive result of $10,600,000, resulted from, almost entirely, the rate of exchange and interests obtained in temporary investments. Generated by liabilities: there is a loss of $197,900,000 being the main variance the one produced by the  rate of exchange which went from 3.15 up to 12/31/07 to 3.45 at the year-end, similar valuation at the previous year-end. This results in a negative variation of $92,700,000. Furthermore, the increase in the interests by $20,800,000 is composed mainly of the stock of sanctions update of ENRE recognized in the Memorandum of Agreement by the tariff increase rate by $17,000,000. (vii) ON repurchase and others: The result of this concept amounts to, in the fiscal year, $93,500,000 estimated against the discounted value. The present value adjustment: From the accounts receivables: $13,400,000 against a charge of $29,600,000, which results in a differential of $43,000,000. This is the result of valuating the cash flows to be received in 55 installments for the retroactive increase fixed in the Memorandum of Agreement as of February 2008. The discount rate is of 10.5%. From the financial debt: charge of $8,500,000 against $21,500,000 in the previous year. This is mainly the result of a change in the debt profile and of a higher discount rate. (viii) OTHER INCOME It amounts to a tax loss of $29,800,000. It includes non-operating income of $8,400,000 collection commission by $2,300,000, allowance for bad debts recovery by $14,100,000 and charges for voluntary and in advance withdrawals by $31,300,000 plus the charge on provision of trials y $19,900,000. (xi) Income Tax: A charge of $61,200,000 is registered, lower than the $125,000,000 in the previous year, especially for being in this period a lower result, owed to the aforementioned retroactive effect occurred during last year. The estimate is carried out pursuant to the accounting rules with the deferred tax method which seeks to stabilize the registration of the tax burden in accordance with the cost and revenue matching. In addition, in the estimate of the ID method, the effect of the statute of limitations and absorption of the tax loss in 2007, led to a change in differed items which imply a certain alignment between tax and accounting values. With regard to SHAREHOLDERS’ EQUITY, the same amounts, at the year-end, to $2,091,600,000 with certain activities as for example: (i) negative retained earning absorption by $88,600,000 against the paid-in surplus resulting from the increase of corporate capital in the year 2007. (ii) Treasury stock purchase by $6,130,000 valuated at their real purchase value and equivalent to $9,412,000 of VN, that is to say, a 1.04% of the stated capital. (iii) Fiscal Year result by $123,100,000. Furthermore, the STATEMENT OF CASH FLOW shows a fund increase (cash + temporary investments) by $25,200,000, apart from investments on installations by $325,400,000, repurchase of stock by $6,100,000 and net decrease of loans by $122,900,000, among others. The creation of funds for operating activities, also increased by $162,200,000. Immediately after, upon answering some questions made by the Directors, the Chairman proposes approving the current item of the Agenda, motion accepted unanimously. […] Signed by: Alejandro Macfarlane;   Damián Mindlin; Marcelo Mindlin; Rogelio Pagano; Maximiliano Fernández; Edgardo Volosín; Ricardo Torres; Diego Martín Salaverri; Ignacio Chojo Ortiz; Rafael Mancuso; Jose Daniel Abelovich; Marcelo J. Ruiz.